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                                                               EXHIBIT 99.1


IBIS TECHNOLOGY ANNOUNCES PROFITABLE FOURTH QUARTER AND FISCAL YEAR

BUSINESS WIRE - FEBRUARY 16, 2000 16:16

DANVERS, Mass.--(BUSINESS WIRE)--Feb. 16, 2000--Ibis Technology Corporation (NASDAQ:IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today announced its financial results for the fourth quarter and fiscal year ended December 31, 1999.

Revenues for the fourth quarter ended December 31, 1999 were $2,366,000, as compared to $3,578,000 reported in the fourth quarter of 1998. The Company believes that the results for the fourth quarter of 1999 reflect the typical industry adoption cycle of a new technology such as SIMOX-SOI which can result in fluctuations in quarterly revenues and profits. For the fiscal year ended December 31, 1999, total revenues increased approximately 7 percent to $16,603,000 from $15,466,000 reported for 1998. The increase in revenues for the year was due primarily to a 68% increase in SIMOX-SOI wafer sales which was offset by a decrease in equipment revenue.

Net income for the 1999 fourth quarter was $46,000, or $0.01 per share, compared to a net loss of $437,000, or $0.06 per share, in the similar period a year ago. For the fiscal year ended December 31, 1999, net income was $827,000, or $0.11 per share, compared to a net loss of $1,166,000, or $0.17 per share, last year. The per share numbers reflect in part the Company's public offering of 1,000,000 shares of Common Stock in August 1999.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "We believe that the 68% increase in SIMOX-SOI wafer sales is a good indication that our main wafer customers are increasing their requirements for manufacturing integrated circuits or optical components for Internet communications on SIMOX-SOI. We anticipate that we will continue to see increases in SIMOX-SOI wafer sales as our current customers continue to ramp up production and new customers sample our SIMOX-SOI products. In September 1999, we announced plans to add three Ibis 1000 implanters for internal wafer production; however, after reviewing our forecasts, we have decided to add a minimum of five Ibis 1000 implanters this year for internal wafer production. We expect that the first implanter will be installed in the first quarter and the remaining implanters will be installed during the second half of the year. The additional implanters along with new cleanroom facilities, state of the art analytical tools and cleaning equipment will more than triple our current SIMOX-SOI wafer capacity.

Internally, we are continuing to make strategic investments in personnel, research and development, and increased manufacturing capabilities for both implanters and wafers in order to serve the growing demand for SIMOX-SOI wafers. This coming year we
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anticipate R&D expenses to be approximately 20% of total revenues as we accelerate the pace of our new product development, particularly our next generation oxygen implanter, the Ibis 2000, and our Advantox(R) line of SIMOX-SOI wafer products.

Mr. Reid continued, "Along with our largest customer, we continue to see declarations by other major industry players, such as Motorola, Samsung, Compaq, Texas Instruments and Altera announcing their intent to use SOI in future products. Going forward, we remain encouraged about the prospects for Ibis Technology. We believe that our current major customers will persist in leading the way, but we are also pursuing opportunities with new customers. We believe that the market for SIMOX-SOI technology will evolve similar to the way the epitaxial ("epi") wafer market evolved. Initially, semiconductor companies manufactured epi wafers in-house, but as the product matured they preferred to purchase wafers from their silicon wafer suppliers. This is in line with our growth strategy."

SIMOX-SOI wafers are Silicon-On-Insulator wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessor speed, reduced power consumption, lower soft error rates and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current Ibis 1000 oxygen implanters.

About Ibis Technology

Ibis Technology Corporation is a premier manufacturer and supplier of enhanced silicon-on-insulator substrates and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the anticipated increase in SIMOX-SOI wafer sales, the Company's expectations regarding the evolving SIMOX-SOI market, the intent of major industry players, including the Company's current major customers and potential new customers, to use SOI in future products, the Company's anticipated schedule for the installation of new implanters, the Company's anticipated R&D expenses, the Company's ability to make strategic investments in personnel, research and development and increased manufacturing capabilities and to accelerate the pace of new product development. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.
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                          Ibis Technology Corporation
                       Condensed Statements of Operations

                                         4th Quarter Ended                       Year Ended
                                            December 31,                        December 31,
                                      -------------------------           --------------------------
                                        1999            1998                 1999           1998
                                        ----            ----                 ----           ----
Product sales                        $ 1,312,000    $   686,000           $ 5,282,000    $ 3,149,000
Contract and other revenue               702,000        153,000             1,257,000      1,087,000
Equipment revenue                        352,000      2,739,000            10,064,000     11,230,000
                                     -----------    -----------           -----------    -----------
Total revenue                          2,366,000      3,578,000            16,603,000     15,466,000

Cost of product sales                  1,135,000        963,000             4,643,000      4,581,000
Cost of contract and other revenue        81,000        161,000               443,000        976,000
Cost of equipment revenue                305,000      1,879,000             7,242,000      7,347,000
                                     -----------    -----------           -----------    -----------
Gross profit                             845,000        575,000             4,275,000      2,562,000
Operating expenses                     1,332,000      1,146,000             4,578,000      4,265,000

Income (loss) from operations           (487,000)      (571,000)             (303,000)    (1,703,000)
Other income                             533,000        134,000             1,130,000        537,000
                                     -----------    -----------           -----------    -----------
Net income (loss)                    $    46,000    $  (437,000)          $   827,000    $(1,166,000)
                                     ===========    ===========           ===========    ===========

Net income (loss) per share
Basic                                      $0.01         $(0.06)                $0.11         $(0.17)
Diluted                                    $0.01         $(0.06)                $0.11         $(0.17)
Weighted average number of shares
  used in per share calculation
Basic                                  8,119,013      6,841,639             7,403,803      6,759,870
Diluted                                8,663,349      6,841,639             7,818,151      6,759,870

                            Condensed Balance Sheets

                                             December 31, 1999            December 31, 1998
                                             -----------------            -----------------
Assets
Current assets:
  Cash and cash equivalents                    $36,362,000                   $12,819,000
  Accounts receivable                            3,890,000                       547,000
  Unbilled revenue                               1,469,000                     2,448,000
  Inventories                                    6,876,000                     3,121,000
  Other current assets                              29,000                       152,000
                                               -----------                   -----------
                                                48,626,000                    19,087,000
Property and equipment                           4,976,000                     5,076,000
Other assets                                       125,000                       144,000
                                               -----------                   -----------
                                               $53,727,000                   $24,307,000

Liabilities and Stockholders' Equity
Current liabilities:
  Capital lease obligation, current            $    10,000                   $   507,000
  Accounts payable and other
    liabilities                                  5,307,000                     1,748,000
                                               -----------                   -----------
                                                 5,317,000                     2,255,000
Capital lease obligation, long-term                 30,000                        40,000
Other liabilities                                       --                     1,404,000
Stockholders' equity                            48,380,000                    20,608,000
                                               -----------                   -----------
                                               $53,727,000                   $24,307,000
                                               ===========                   ===========